Filed pursuant to Rule 424(b)(2)
Registration No. 333-188192

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee
2.750% Notes due 2021	$750,000,000	$96,600(1)

(1)	Calculated in accordance with Rule 457(r) under the Securities Act.

Prospectus Supplement

(To Prospectus Dated April 29, 2013)

$750,000,000

2.750% Notes due 2021

The notes will mature on June 15, 2021. We will pay interest on the notes on June 15 and December 15 of each year, beginning December 15, 2014. Prior to April 15, 2021, we may redeem the notes in whole or in part at any time at the applicable redemption price set forth under “Description of Notes—Optional Redemption.” On and after April 15, 2021, we may redeem the notes in whole or in part at any time at a redemption price equal to 100% of the aggregate principal amount of the notes redeemed plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date as set forth under “Description of Notes—Optional Redemption.” If we experience a change of control and, in connection with such change of control, the notes are downgraded below investment grade by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, we will be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, unless we have exercised our right to redeem the notes.

The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our other existing and future indebtedness and other liabilities that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness or other secured liabilities to the extent of the value of the assets securing such indebtedness and liabilities and to all indebtedness and other liabilities of our subsidiaries.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended February 1, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Note	Total
Public offering price (1)	99.930%	$749,475,000
Underwriting discount	0.625%	$4,687,500
Proceeds, before fees and expenses, to The TJX Companies, Inc. (1)	99.305%	$744,787,500

(1)	Plus accrued interest, if any, from June 5, 2014 to the date of delivery.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., on or about June 5, 2014.

Joint Book-Running Managers

BofA Merrill Lynch	Deutsche Bank Securities
HSBC	Wells Fargo Securities

Co-Managers

Barclays US Bancorp Scotiabank PNC Capital Markets LLC	J.P. Morgan KeyBanc Capital Markets TD Securities Santander	RBS BNY Mellon Capital Markets, LLC Fifth Third Securities SunTrust Robinson Humphery

Prospectus Supplement dated June 2, 2014

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. If any person provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of the respective document. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus, dated April 29, 2013, which is part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information incorporated by reference in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time after the date of that information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on behalf of us or the underwriters or any of them, to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise requires, references to “TJX,” “we,” “us” and “our” refer to The TJX Companies, Inc. and its subsidiaries. In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to the indenture refer to the indenture, dated as of April 2, 2009, between TJX and U.S. Bank National Association, as trustee, as supplemented by the fourth supplemental indenture between TJX and the trustee.

T.J. Maxx, Marshalls, HomeGoods, Winners, HomeSense, T.K. Maxx and Sierra Trading Post are our registered trademarks.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” may relate to such matters as our future actions, future performance or results of current and anticipated sales, expenses, interest rates, foreign exchange rates, and results and the outcome of contingencies such as litigation, liquidity, and similar matters. Forward-looking statements are inherently subject to risks, uncertainties and potentially inaccurate assumptions. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would” or any variations of these words or other words with similar meanings. A variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements. The factors listed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, as well as in our other filings with the SEC, such as on Forms 8-K, 10-Q and 10-K, are illustrative and other risks and uncertainties may arise as are or may be detailed from time to time in our public announcements and in our filings with the SEC. Our forward-looking statements speak only as of the dates on which they are made, and we do not undertake to update any forward-looking statement to reflect new information, future events or otherwise. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these risks, see “Risk Factors” in this prospectus supplement and in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 1, 2014.

iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is provided solely for your convenience. It is not intended to be complete. You should read carefully this entire prospectus supplement, the accompanying prospectus and all the information included or incorporated by reference herein or therein, especially the risks discussed in the section titled “Risk Factors” beginning on page S-6 of this prospectus supplement and in our periodic reports filed with the SEC.

The TJX Companies, Inc.

We are the leading off-price apparel and home fashions retailer in the United States and worldwide. Our over 3,200 stores offer a rapidly changing assortment of quality, fashionable, brand name and designer merchandise at prices generally 20% to 60% below department and specialty store regular prices on comparable merchandise, every day.

Our stores are known for our value proposition of brand, fashion, quality and price and offer a treasure hunt shopping experience through the rapid turn of inventories relative to traditional retailers. Our opportunistic buying strategies and flexible business model also differentiate us from traditional retailers. Our goal is to create a sense of excitement and urgency for our customers and encourage frequent customer visits. We acquire merchandise in a variety of ways to support that goal. We reach a broad range of customers across many income levels and other demographic groups with our value proposition. Our strategies and operating platforms are synergistic across all of our retail chains. As a result, we are able to leverage our expertise throughout our business, sharing information, best practices, initiatives and new ideas, and developing talent across our Company. We also leverage the substantial buying power of our businesses in our global relationships with vendors.

We operate our business in four major divisions: Marmaxx and HomeGoods, both in the U.S., TJX Canada and TJX Europe.

Corporate Information

We are incorporated in the State of Delaware, and our principal executive offices are located at 770 Cochituate Road, Framingham, Massachusetts 01701, and our telephone number is (508) 390-1000.

Selected Financial Information

The following table sets forth our selected consolidated financial statements at the dates and for the periods presented. The financial information for the fiscal years ended February 1, 2014, February 2, 2013, and January 28, 2012 has been derived from our audited financial statements. The interim financial information for the thirteen weeks ended May 3, 2014 and May 4, 2013 has been derived from our unaudited consolidated financial statements. The results for the thirteen-week periods are not necessarily indicative of expected results for the full fiscal year. You should read the following information in conjunction with our consolidated financial statements and related notes that we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. Our fiscal year end is the Saturday nearest to the last day of January of each year.

	Thirteen Weeks Ended		Fiscal Year Ended
	May 3, 2014	May 4, 2013	February 1, 2014	February 2, 2013	January 28, 2012
	(amounts in millions except share and per share amounts)
			(52 weeks)	(53 weeks)	(52 weeks)
Income statement and per share data:
Net sales	$6,491	$6,190	$27,423	$25,878	$23,191
Net income	$454	$453	$2,137	$1,907	$1,496
Weighted average common shares for diluted earnings per share calculation (in thousands)	712,902	732,555	726,376	747,555	773,772
Diluted earnings per share	$0.64	$0.62	$2.94	$2.55	$1.93
Cash dividends declared per share	$0.175	$0.145	$0.58	$0.46	$0.38
Balance sheet data:
Cash and cash equivalents	$2,059	$1,990	$2,150	$1,812	$1,507
Working capital	$2,530	$2,478	$2,550	$1,951	$2,069
Total assets	$10,430	$9,840	$10,201	$9,512	$8,282
Capital expenditures	$193	$239	$947	$978	$803
Current installments of long-term debt obligations	$0	$0	$0	$0	$0
Current capital lease obligation	$0	$0	$0	$0	$3
Long-term obligations (1)	$1,274	$1,274	$1,274	$775	$785
Shareholders’ equity	$4,283	$3,763	$4,230	$3,666	$3,209

(1)	Includes long-term obligations and the long-term portion of our capital lease obligations.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement. As used in this “Prospectus Supplement Summary—The Offering,” the terms “TJX,” “we,” “our,” “us” and other similar references refer only to The TJX Companies, Inc. and not to any of its subsidiaries.

Issuer	The TJX Companies, Inc.

Securities Offered	2.750% Notes due 2021

Maturity	The notes will mature on June 15, 2021.

Interest	Interest on the notes will accrue from June 5, 2014 and will be payable semi-annually in arrears at the rate set forth on the cover page of this prospectus supplement on June 15 and December 15 of each year, commencing December 15, 2014.

Optional Redemption	Prior to April 15, 2021, we may redeem the notes at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of Notes—Optional Redemption”), plus 10 basis points, plus together;

•	in each case, with accrued and unpaid interest thereon to, but not including, the date of redemption.

On and after April 15, 2021 (two months prior to their maturity date), we may redeem the notes in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the aggregate principal amount of the notes, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption. See “Description of Notes—Optional Redemption.”

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	If we experience a change of control and, in connection with such change of control the notes are downgraded below investment grade by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, we will be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase, unless we have exercised our right to redeem the notes.

Covenants	The indenture will contain covenants that, among other things, will limit our ability and the ability of our restricted subsidiaries, if any, to:

•	issue, assume or guarantee certain secured debt; and

•	enter into certain sale and leaseback transactions.

The indenture also limits our ability to engage in mergers, consolidations and certain sales of assets. These covenants are subject to important exceptions and qualifications, as described in the sections titled “Description of Notes—Restrictions on Secured Debt” and “Description of Notes—Restrictions on Sale and Leaseback Transactions.”

Ranking	The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our existing and future indebtedness and other liabilities that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness or other secured liabilities to the extent of the value of the assets securing such indebtedness and liabilities and to all indebtedness and other liabilities of our subsidiaries. As of May 3, 2014, we had $1,274 million in senior long-term indebtedness, inclusive of current installments, all of which would be pari passu with the notes.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes to redeem our $400 million aggregate principal amount 4.200% notes due August 15, 2015 and to use the remainder of the net proceeds for working capital and other general corporate purposes. See “Use of Proceeds.”

Further Issuances	We may, without notice to or consent of the holders or beneficial owners of the notes, issue in a separate offering additional notes having the same ranking, interest rate, maturity and other terms (other than the date of issuance, the price to the public, and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date) as the notes. The notes and any such additional notes will constitute a single series under the indenture.

Denomination and Form

We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which, in turn, will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” on page S-6 hereof and in our Annual Report on Form 10-K for the year ended February 1, 2014 for a description of certain risks you should consider before investing in the notes.

Trustee	U.S. Bank National Association

Governing Law	New York

RISK FACTORS

You should carefully consider the following risk factors as well as the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussion of risk factors in our Annual Report on Form 10-K for the fiscal year ended February 1, 2014, which is incorporated by reference herein, before making a decision to invest in the notes. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally. If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you may lose all or part of your investment.

Risks Related to the Notes

The notes are effectively subordinate to the existing and future liabilities of our subsidiaries.

Our subsidiaries are separate and distinct legal entities from us. None of our subsidiaries will guarantee the notes, and our subsidiaries will have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings, legal ability to pay dividends and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any secured indebtedness and other secured liabilities of our subsidiaries to the extent of the value of the assets securing such indebtedness and liabilities, and to all indebtedness and other liabilities of our subsidiaries senior to that held by us. As of May 3, 2014, our subsidiaries had no long-term indebtedness outstanding, inclusive of current installments.

The notes would be subject to prior claims of any secured creditors.

The notes are our senior unsecured general obligations, ranking equally with other unsecured and unsubordinated debt but effectively junior to any secured debt to the extent of the value of the assets constituting the security. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any debt secured by our assets or assets of our subsidiaries, these assets will be subject to the prior claims of our secured creditors, and in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, these pledged assets would be available to satisfy secured obligations before any payment could be made on the notes. To the extent that such assets could not satisfy in full any such secured obligations, the holders of such obligations would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, we might not have sufficient assets remaining to pay amounts due on any or all of the notes. As of May 3, 2014, we had $1,274 million in senior long-term indebtedness, inclusive of current installments, all of which would be pari passu with the notes.

The indenture does not restrict the amount of additional unsecured debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes, and a risk that the credit rating of the notes is lowered or withdrawn.

The negative covenants are not applicable to our non-restricted subsidiaries.

As more fully described under “Description of Notes—Restrictions on Secured Debt” and “Description of Notes—Restrictions on Sale and Leaseback Transactions,” the indenture contains negative covenants limiting us and our designated restricted subsidiaries from issuing, assuming or guaranteeing secured debt and entering into sale and leaseback transactions. Those covenants do not apply to our non-restricted subsidiaries, and the indenture does not require us to maintain any restricted subsidiaries. The indenture does not limit the secured debt incurred, assumed or guaranteed by our non-restricted subsidiaries, or limit sale and leaseback transactions entered into by our non-restricted subsidiaries. As of the date of the issuance of notes, none of our subsidiaries had been designated as a restricted subsidiary. As of February 1, 2014, approximately 70% of the assets shown on our consolidated balance sheet were held by non-restricted subsidiaries, and none of the non-restricted subsidiaries had secured long-term debt or were parties to sale and leaseback transactions.

We may not be able to repurchase the notes upon a Change of Control.

Upon the occurrence of specific kinds of Change of Control (as defined in “Description of Notes—Change of Control”) events, together with a downgrade in our ratings as a result of such Change of Control, we will be required to offer to purchase all or any part of each holder’s notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase, unless we have exercised our right to redeem the notes. If we experience a “Change of Control Triggering Event,” (as defined in “Description of Notes—Change of Control”) there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Change of Control.”

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to noteholders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, such terms are limited and may not be sufficient to protect your investment in the notes.

The definition of the term “Change of Control Triggering Event” as described under “Description of Notes—Change of Control” does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively affect the value of your notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur indebtedness that is equal or junior in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	limit the ability of our non-restricted subsidiaries to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market-making at any time at their discretion without notice. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in the financial performance or prospects of our company or companies in our industry. No assurance can be given:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

Risks Related to TJX

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Item 1A. Risk Factors” incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended February 1, 2014, as updated by other SEC filings filed after such annual report.

USE OF PROCEEDS

The net proceeds of this offering are estimated to be $743,289,650 (after deducting the underwriting discount and our estimated fees and expenses). We intend to use the net proceeds from the sale of the notes to redeem our $400 million aggregate principal amount 4.200% notes due August 15, 2015 and to use the remainder of the net proceeds for working capital and other general corporate purposes. The net proceeds may be invested temporarily until they are used for their stated purpose.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of May 3, 2014 on an actual basis and as adjusted to give effect to the sale of the notes (after deducting the underwriting discount and estimated fees and expenses). You should read this table in conjunction with our consolidated financial statements and related notes thereto which are incorporated by reference.

	As of May 3, 2014
	Actual	As Adjusted (1)
	(in thousands)
Cash and cash equivalents	$2,059,296	$2,802,586

Current installments of long-term debt	$—	$—

Long-term debt:
4.200% senior unsecured notes, maturing August 15, 2015	399,993	399,993
6.950% senior unsecured notes, maturing April 15, 2019	374,653	374,653
2.500% senior unsecured notes, maturing May 15, 2023	499,599	499,599
Notes offered hereby	—	749,475

Total long-term debt	1,274,245	2,023,720

Total debt	1,274,245	2,023,720

Total shareholders’ equity	4,283,494	4,283,494

Total capitalization	$5,557,739	$6,307,214

(1)	Does not give effect to the application of the net proceeds of the offering, including to the intended redemption of the Company’s 4.200% notes due August 15, 2015 and any applicable redemption premium.

DESCRIPTION OF NOTES

The following description is a summary of the particular terms of the notes. This summary supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms and provisions of the notes set forth under “Description of the Debt Securities” in the accompanying prospectus dated April 29, 2013. In this “Description of Notes” section, the terms “we,” “our,” “us” and “TJX” refer solely to The TJX Companies, Inc., and do not include its subsidiaries.

General

We will issue the notes as a separate series of debt securities under an indenture, dated as of April 2, 2009, between TJX and U.S. Bank National Association, as trustee, as supplemented by the fourth supplemental indenture between TJX and the trustee. We will issue notes with an aggregate principal amount of $750,000,000. We will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on June 15, 2021.

Interest on the notes will accrue from June 5, 2014 at the rate of 2.750% per annum. Interest will be payable semi-annually on June 15 and December 15 beginning December 15, 2014. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date, redemption date or maturity date for the notes falls on a day that is not a business day, the payment of interest or principal (and premium, if any) may be made on the next succeeding business day with the same force and effect as if made on the interest payment date, redemption date or maturity date (and without accruing any interest on the amount then payable from the period from and after such interest payment date, redemption date or maturity date, as the case may be, in respect of any such delay).

We will make each interest payment to the persons in whose names the notes are registered at the close of business on the June 1 or December 1 preceding the interest payment date. We may make payments of principal and interest at the office or agency of TJX maintained for such purposes in the City of Boston, which will initially be the office of the trustee at One Federal Street, 10th Floor, Boston, Massachusetts 02110, or, at our option, by mailing checks on any interest payment date. See “—Book-Entry System.”

Ranking

The notes will be our senior unsecured obligations and will rank equal in right of payment to all of our other existing and future indebtedness and other liabilities that are not, by their terms, expressly subordinated in right of payment to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness or other secured liabilities to the extent of the value of the assets securing such indebtedness and liabilities and to all indebtedness and other liabilities of our subsidiaries.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of this series of notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance, the price to the public, and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the notes.

Optional Redemption

Prior to April 15, 2021, the notes will be redeemable as a whole or in part, at our option at any time, and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued and unpaid to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, plus in each case accrued and unpaid interest thereon to, but not including, the date of redemption. Further, installments of interest on the notes to be redeemed that are due and payable on the interest payment dates falling on or prior to a redemption date shall be payable on the interest payment date to the registered holders as of the close of business on the relevant regular record date according to the notes and the indenture.

On and after April 15, 2021 (two months prior to their maturity date), we will have the right to redeem the notes in whole or in part at our option at any time and from time to time, at a redemption price equal to 100% of the aggregate principal amount of the notes plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if we obtain fewer than five of such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Deutsche Bank Securities Inc., HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their affiliates that are primary U.S. Government securities dealers, one primary U.S. Government securities dealer in the City of New York selected by Wells Fargo Securities, LLC and two other primary U.S. Government securities dealers in the City of New York selected by us, and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York, we shall substitute therefor another such primary U.S. Government securities dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

Notice of any redemption will be mailed at least 15 days but not more than 45 days before the redemption date to each holder of notes to be redeemed; provided that notice of redemption may be mailed more than 45 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of notes. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by lot or any other such method as the trustee deems to be fair and appropriate.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

The notes will not be entitled to the benefit of a sinking fund.

Change of Control

If a Change of Control Triggering Event occurs with respect to the notes, unless we have exercised our option to redeem the notes as described above, we will be required to make an offer (a “Change of Control Offer”) to each holder of the notes to repurchase all or any part (equal to any integral multiple of $1,000, such that any remaining portion held by such holder is at least $2,000) of that holder’s notes on the terms set forth in such notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be sent to holders of the notes, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent (a “Change of Control Payment Date”). The notice will, if sent prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date; provided, that the expiration of the Change of Control Offer prior to consummation of such Change of Control will not relieve us of our obligation under this section if such Change of Control subsequently occurs.

On each Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment.

We will be required to comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict and compliance.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries;

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person (other than us or one of our wholly-owned subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

(3)	the adoption of a plan relating to our liquidation or dissolution.

The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB– (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by us as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means the rating on the notes is lowered by both Rating Agencies and the notes are rated below an Investment Grade Rating by both Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following the consummation of the Change of Control; provided that a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Restrictions on Secured Debt

We will not, and will not permit any Restricted Subsidiary to issue, assume or guarantee any Indebtedness secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as a “Mortgage” or “Mortgages”) upon any of our or any Restricted Subsidiary’s Operating Property, whether such Operating Property is now owned or hereafter acquired, without in any such case effectively providing concurrently with the issuance, assumption or guarantee of any such Indebtedness that the notes (together with, if we shall so determine, any other Indebtedness ranking equally with the notes other than debt securities not having the benefit of this provision) shall be secured equally and ratably with such Indebtedness, except that the foregoing restrictions shall not apply to:

(i) the giving, within 180 days after the later of (a) the acquisition or completion of construction or completion of substantial reconstruction, renovation, remodeling, expansion or improvement (each a “substantial improvement”) of such property, and (b) the placing in operation of such property after the acquisition or completion of any such construction or substantial improvement, of any purchase money Mortgage, or the acquiring of property not theretofore owned by us or such Restricted Subsidiary subject to any then existing Mortgage securing Indebtedness (whether or not assumed) including Indebtedness incurred for reimbursement of funds previously expended for any such purpose, provided that in each case (x) such Mortgage is limited to such property, including accretions thereto and any such construction or substantial improvement; (y) the principal amount of the Indebtedness being incurred that is secured by such Mortgage shall not exceed the cost of such acquired property, construction or substantial improvement, as the case may be; and (z) the principal amount of the Indebtedness secured by such Mortgage, together with all other Indebtedness to persons other than us or a Restricted Subsidiary secured by Mortgages on such property, shall not exceed the total cost of such property, including any such construction or substantial improvement;

(ii) the giving by us or a Restricted Subsidiary of a Mortgage on real property that is the sole security for Indebtedness (w) incurred within three years after the latest of (1) the date of acquisition of such real property or (2) the date of completion of construction or substantial improvement made thereon by us or such Restricted Subsidiary, (x) incurred for the purpose of reimbursing itself for the cost of acquisition and/or the cost of improvement of such real property, (y) the amount of which does not exceed the aggregate cost of such real property and improvements, and (z) the holder of which shall be entitled to enforce payment of such Indebtedness solely by resorting to the security therefor, without any liability on the part of us or such Restricted Subsidiary for any deficiency;

(iii) (x) any Mortgage on our or any Subsidiary’s assets existing on the date of the original issuance of the notes, (y) any Mortgage on the assets of any person on the date it became a Subsidiary or is merged into or consolidated with us or any Subsidiary or (z) any Mortgage on the assets of a Subsidiary that is newly designated as a Restricted Subsidiary, if such Mortgage was created while such Subsidiary was a Non-Restricted Subsidiary, and such Mortgage would have been permitted under the provisions of this paragraph if such Subsidiary had been a Restricted Subsidiary at the time such Mortgage was created;

(iv) any Mortgage incurred in connection with any refunding or extension of Indebtedness secured by a Mortgage permitted under clauses (i) to (iii) above, provided that the principal amount of the refinancing or extending Indebtedness does not exceed the principal amount of the Indebtedness so refunded or extended and that such Mortgage applies only to the same property or assets subject to the prior permitted Mortgage and fixtures and building improvements thereon (and if the prior Mortgage was incurred under clause (ii) above, the requirements of clause (z) thereof are satisfied); or

(v) any Mortgage given in favor of us or any Wholly Owned Restricted Subsidiary.

Restrictions on Sale and Leaseback Transactions

We will not, and will not permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by us or any Restricted Subsidiary of any Operating Property that has been or is to be sold or transferred by us or such Restricted Subsidiary to such person subsequent to the date of the original issuance of the notes with the intention of taking back a lease of such property (a “Sale and Leaseback Transaction”) unless the terms of such sale or transfer have been determined by us to be fair and arm’s length and, within 180 days after the receipt of the proceeds of such sale or transfer, we or any Restricted Subsidiary

(1) apply an amount equal to the Net Proceeds of such sale or transfer of such Operating Property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of our Senior Funded Debt or Funded Debt of such Restricted Subsidiary or (2) reinvest the Net Proceeds of such sale or transfer in assets used or useful for our and our Restricted Subsidiaries’ business. The foregoing restriction will not apply to (i) any Sale and Leaseback Transaction for a term of not more than three years including renewals, (ii) any Sale and Leaseback Transaction with respect to Operating Property if a binding commitment with respect thereto is entered into within three years after the date such property was acquired (as the term “acquired” is used in the definition of Operating Property), or (iii) any Sale and Leaseback Transaction between us and a Restricted Subsidiary or between Restricted Subsidiaries provided that the lessor shall be us or a Wholly Owned Restricted Subsidiary.

Exempted Debt

Notwithstanding the restrictions on Mortgages and on Sale and Leaseback Transactions described above, we and our Restricted Subsidiaries may create or assume Mortgages, and renew, extend or replace such Mortgages, or enter into Sale and Leaseback Transactions, provided that, immediately after giving effect thereto, the aggregate principal amount of all Indebtedness secured by Mortgages, which would otherwise be subject to these restrictions (other than any Indebtedness secured by Mortgages permitted as described in clauses (i) through (v) above under “Restrictions on Secured Debt”), together with all Attributable Debt with respect to Sale and Leaseback Transactions, which would otherwise be subject to these restrictions (other than with respect to Sale and Leaseback Transactions that are permitted as described above under “Restrictions on Sale and Leaseback Transactions”) does not exceed 15% of Consolidated Net Tangible Assets.

Definitions

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the imputed rate of interest of such transaction determined in accordance with U.S. generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such arrangement (including any period for which such lease has been extended or may, at the option of the lessor, be extended). The term “net rental payments” under any lease for any period shall mean the sum of the rental and other payments required to be paid in such period by the lessee thereunder, not including any amounts required to be paid by such lessee (whether or not designated as rental or additional rental) on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges required to be paid by such lessee thereunder or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges.

“Capitalized Lease Obligations” means obligations created pursuant to leases that are required to be shown on the liability side of a balance sheet in accordance with FASB Statement No. 13, “Accounting for Leases,” as amended and interpreted, or any successor or comparable accounting standard.

“Consolidated Net Tangible Assets” means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under U.S. generally accepted accounting principles) that under U.S. generally accepted accounting principles would be included on our and our Restricted Subsidiaries’ consolidated balance sheet, after deducting therefrom (i) amounts that would, in conformity with U.S. generally accepted accounting principles, be included as current liabilities on such consolidated balance sheet (other than (x) the current portion of any Funded Debt or Capitalized Lease Obligations, (y) the current portion of accrued interest and (z) the current portion of current and deferred income taxes), (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles (other than leasehold costs), which in each such case would be so included on such balance sheet, and (iii) all amounts which would be so included on such balance sheet in respect of

Investments (less applicable reserves) in Non-Restricted Subsidiaries in excess of the amount of such Investments at May 3, 2014. As of February 1, 2014, the amount of Investments in Non-Restricted Subsidiaries totaled approximately $3.9 billion.

“Funded Debt” of any person means Indebtedness, whether incurred, assumed or guaranteed, maturing by its terms more than one year from the date of creation thereof, or that is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from the date of creation thereof; provided, however, that Funded Debt shall not include (i) obligations created pursuant to leases, (ii) any Indebtedness or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such Indebtedness shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (iii) any Indebtedness for the payment or redemption of which money in the necessary amount shall have been deposited in trust either at or before the maturity date thereof.

“Indebtedness” of any person means indebtedness for borrowed money and indebtedness under purchase money mortgages or other purchase money liens or conditional sales or similar title retention agreements, in each case where such indebtedness has been created, incurred, or assumed by such person to the extent such indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with U.S. generally accepted accounting principles, guarantees by such person of such indebtedness, and indebtedness for borrowed money secured by any mortgage, pledge or other lien or encumbrance upon property owned by such person, even though such person has not assumed or become liable for the payment of such indebtedness (but not exceeding the amount of indebtedness secured by such mortgage, pledge, lien or encumbrance).

“Investment” means and includes any investment in stock, evidences of indebtedness, loans or advances, however made or acquired, but shall not include our or any Restricted Subsidiary’s accounts receivable arising from transactions in the ordinary course of business, or any evidences of indebtedness, loans or advances made in connection with the sale to any Subsidiary of our or any Restricted Subsidiary’s accounts receivable arising from transactions in our or any Restricted Subsidiary’s ordinary course of business.

“Net Proceeds” means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Sale and Leaseback Transaction, net of the direct costs relating to such Sale and Leaseback Transaction, including (i) legal, accounting and investment banking fees, and brokerage and sales commissions, (ii) any relocation expenses incurred as a result thereof, (iii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by the Operating Property disposed of and required to be paid as a result of such transaction and (v) any deduction of appropriate amounts to be provided by us or any Restricted Subsidiary as a reserve in accordance with U.S. generally accepted accounting principles against any liabilities associated with the Operating Property disposed of in such transaction and retained by us or any Restricted Subsidiary after such sale or other disposition thereof.

“Non-Restricted Subsidiary” means any Subsidiary other than a Restricted Subsidiary.

“Operating Property” means all real property and improvements thereon owned by us or a Restricted Subsidiary constituting, without limitation, any store, warehouse, service center or distribution center wherever located; provided that such term shall not include any store, warehouse, service center or distribution center that our board of directors declares by resolution not to be of material importance to our and our Restricted Subsidiaries’ business. Operating Property is treated as having been “acquired” on the day the Operating Property is placed in operation by us or a Restricted Subsidiary after the later of (a) its acquisition from a third party, including a Non-Restricted Subsidiary, (b) completion of its original construction or (c) completion of its substantial reconstruction, renovation, remodeling, expansion or improvement (whether or not constituting an Operating Property prior to such reconstruction, renovation, remodeling, expansion or improvement).

“Restricted Subsidiary” means any Subsidiary so designated by our board of directors or our duly authorized officers provided that (a) our board of directors or our duly authorized officers may, subject to certain limitations, designate any Non-Restricted Subsidiary as a Restricted Subsidiary and any Restricted Subsidiary as a Non-Restricted Subsidiary and (b) any Subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more Non-Restricted Subsidiaries shall be a Non-Restricted Subsidiary. As of the date of the original issuance of notes, we had no Restricted Subsidiaries.

“Senior Funded Debt” means all our Funded Debt (except Funded Debt, the payment of which is expressly subordinated to the payment of the notes).

“Subsidiary” means, with respect to any person, (i) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof; and (ii) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (y) such person or any Subsidiary of such person is a controlling general partner or otherwise controls such entity.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary, all of the capital stock of which, other than directors’ qualifying shares and shares required to be issued to foreign nationals under applicable law, is owned by us and our other Wholly Owned Restricted Subsidiaries.

Events of Default

The following are the events of default with respect to the notes:

•	default in the payment of any interest upon any notes when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of (or premium, if any, on) any notes at their maturity;

•	default in the performance, or breach, of any covenant or warranty in the indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the indenture specifically dealt with or which has expressly been included in the indenture solely for the benefit of a series of securities other than the notes), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding notes a written notice specifying such default or breach and requiring it to be remedied; or

•	specified events of bankruptcy, insolvency or reorganization.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare each note due and payable immediately by a notice in writing to us, and to the applicable trustee if given by holders. If an event of default occurs because of specified events in bankruptcy, insolvency or reorganization, the principal amount of the notes will be automatically accelerated, without any action by the trustee or any holder thereof.

A holder of the notes will only have the right to institute a proceeding under the indenture or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default under the notes;

•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request;

•	these holders have offered indemnity reasonably satisfactory to the trustee to institute proceedings as trustee;

•	the trustee does not institute a proceeding within 60 days; and

•	the trustee has not received written directions inconsistent with the request from the holders of a majority of the principal amount of the outstanding notes during that 60 day period.

We will annually file statements with the trustee regarding our compliance with the covenants in the indenture. The trustee will generally give the holders of notes notice within 90 days of the occurrence of an event of default known to the trustee.

Defeasance

The notes will be subject to defeasance and discharge, and the covenants set forth above under “—Restrictions on Secured Debt” and “—Restrictions on Sale and Leaseback Transactions” will be subject to covenant defeasance as set forth in the indenture. See “Description of the Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus.

Book-Entry System

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their United States depositaries, which in turn will hold such interests in customers’ securities accounts in the United States depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc.).

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the United States depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the United States depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the United States depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their United States depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the indenture has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain of the United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary:

•	is based on the Internal Revenue Code of 1986, as amended, or the Code, United States Treasury regulations issued under the Code, judicial decisions and administrative pronouncements, all of which are subject to different interpretation and to change. Any such change may be applied retroactively and may adversely affect the United States federal income tax consequences described in this prospectus supplement;

•	addresses only tax consequences to investors that purchase the notes upon their original issuance for cash at their initial offering price and hold the notes as capital assets within the meaning of Section 1221 of the Code (that is, generally, for investment purposes);

•	does not discuss all of the tax consequences that may be relevant to particular investors in light of their particular circumstances (such as the application of the alternative minimum tax);

•	does not discuss all of the tax consequences that may be relevant to investors that are subject to special treatment under the United States federal income tax laws (such as insurance companies, banks or other financial institutions, tax-exempt organizations, retirement plans, regulated investment companies, dealers in securities or currencies, U.S. Holders (as defined below) the functional currency of which for United States federal income tax purposes is not the United States dollar, holders holding the notes as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, former United States citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, or traders in securities that have elected to use a mark-to-market method of accounting for their securities holdings);

•	does not discuss the effect of other United States federal tax laws (such as estate and gift tax laws or the 3.8% Medicare tax on unearned income) except to the limited extent specifically indicated below, and does not discuss any state, local or non-United States tax laws; and

•	does not discuss the tax consequences to any entity or arrangement classified as a partnership for United States federal income tax purposes and to persons holding notes through any such entity.

We have not sought and will not seek a ruling from the Internal Revenue Service, or the IRS, with respect to any matters discussed in this section, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes, or that any such IRS position would not be sustained.

If a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership or disposition of the notes.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situation and the application of any other United States federal as well as state, local or non-United States tax laws, including gift and estate tax laws, and tax treaties.

Redemptions and Additional Amounts

In certain circumstances (e.g., as described under “Description of Notes—Optional Redemption” and “Description of Notes—Change of Control”), we may be obligated to make payments in excess of stated interest and the principal amount of the notes and/or redeem the notes in advance of their expected maturity. We intend to take the position, that the notes should not be treated as “contingent payment debt instruments” because of the possibility of such payments or redemptions. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, of such payments or redemptions as being “remote” or “incidental.” Our determination on this issue is binding on a holder unless such holder discloses its contrary position in the manner required by applicable United States Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position it could affect the timing and character of a holder’s income and gain with respect to the notes. In addition, if our position is respected and if a contingency we treated as “remote” or “incidental” (or otherwise as not taking place) occurs, it could affect the amount, character and timing of the income recognized by a holder. Holders should consult their tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Certain United States Federal Income Tax Consequences To U.S. Holders

The following is a summary of certain United States federal income tax considerations of the purchase, ownership and disposition of the notes by a holder that is a “U.S. Holder.” For purposes of this summary, “U.S. Holder” means a beneficial owner of a note or notes, other than an entity or arrangement classified as a partnership for United States federal income tax purposes, that is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States (or any state thereof or the District of Columbia);

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Under the “substantial presence” test referred to above, an individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

Treatment of Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest is paid or accrues in accordance with the U.S. Holder’s method of tax accounting.

Treatment of Taxable Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition (each, a “disposition”) of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will generally be taxable to that U.S. Holder as ordinary interest income at that time if not previously included in the U.S. Holder’s income) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will be, in general, the cost of the note to the U.S. Holder. Gain or loss realized on the disposition of a note generally will be capital gain or loss of the U.S. Holder. Such gain or loss will be long-term capital gain or loss if, at the time of such disposition, the note has been held for more than one year. Otherwise, such gain or loss generally will be short-term capital gain or loss. Net long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for reduced rates of United States federal income taxation. The deductibility of capital losses is subject to significant limitations.

Certain United States Federal Tax Consequences to Non-U.S. Holders

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes by a holder that is a “Non-U.S. Holder.” For purposes of this summary, “Non-U.S. Holder” means a beneficial owner of a note or notes, other than a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes), who or that is not a U.S. Holder.

Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including “controlled foreign corporations” and “passive foreign investment companies,” or under tax treaties to which the United States is a party. Such Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Treatment of Interest

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to United States federal income or withholding tax in respect of interest income on a note if the interest income qualifies for the “portfolio interest exception.” Interest income on a note will qualify for the “portfolio interest exception” if each of the following requirements is satisfied:

•	the interest income is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States,

•	the Non-U.S. Holder appropriately certifies its status as a non-United States person (as described below),

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, and

•	the Non-U.S. Holder is not a “controlled foreign corporation” (within the meaning of the Code) that is actually or constructively related to us through stock ownership.

The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides us or our paying agent with a statement on IRS Form W-8BEN (or other applicable form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (within the meaning of the Code). If the Non-U.S. Holder holds its notes through a financial institution or other agent acting on the holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to that agent, and that agent will then be required to provide appropriate documentation to us or our paying agent (either directly or through other intermediaries). Prospective Non-U.S. Holders should consult their tax advisors regarding this certification requirement, and alternative methods for satisfying the certification requirement.

If the requirements of the “portfolio interest exception” are not satisfied with respect to a Non-U.S. Holder, payments of interest to that Non-U.S. Holder will be subject to a 30% United States federal withholding tax, unless another exemption or a reduced withholding rate applies. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or other applicable form) establishing the benefit of the applicable tax treaty. Alternatively, an exemption applies to the 30% United States federal withholding tax if the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or other applicable form). In the latter case, such Non-U.S. Holder generally will be subject to United States federal income tax with respect to all income from the notes generally in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax with respect to any such United States trade or business income, subject to adjustments, at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Taxable Dispositions of Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to United States federal income tax on gain realized upon the taxable disposition of a note unless:

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder within the United States).

If the first exception above applies, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the taxable disposition of the note) exceed capital losses allocable to United States sources for that taxable year. If the second exception above applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain, subject to adjustments, at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Notes for United States Federal Estate Tax Purposes

A note held, or beneficially held, by an individual who is not a citizen or resident (as determined for estate tax purposes) of the United States at the time of his or her death will not be includable in the individual’s gross estate for United States federal estate tax purposes, provided that at the time of death (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote and (ii) payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, under the terms of an applicable estate tax treaty, United States federal estate tax may not apply or may be reduced with respect to a note.

Certain United States Information Reporting Requirements and Backup Withholding

U.S. Holders

We, or if a U.S. Holder holds notes through a broker or other securities intermediary, the intermediary, may be required to file United States information returns with respect to payments of stated interest made to the U.S. Holder, and, in some cases, disposition proceeds of the notes.

In addition, a U.S. Holder may be subject to backup withholding at a current rate of 28% on those payments if the U.S. Holder does not provide its taxpayer identification number in the manner required, fails to certify that it is not subject to backup withholding, fails to properly report in full its dividend and interest income, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s United States federal income tax liability (or be refunded) provided the required information is timely furnished to the IRS. Prospective U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

Non-U.S. Holders

United States rules concerning information reporting and backup withholding applicable to Non-U.S. Holders are as follows:

•	payments of stated interest received by a Non-U.S. Holder will be exempt from the backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt by application of a tax treaty or the “portfolio interest exception” where the Non-U.S. Holder satisfies the certification requirements described under “Certain United States Federal Tax Consequences to Non-U.S. Holders—Treatment of Interest” above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the Non-U.S. Holder should be subject to the backup withholding rules. In addition, information reporting (on Form 1042-S) generally will apply to payments of interest even if certification is provided and the interest is exempt from the withholding tax and backup withholding; and

•	sale proceeds received by a Non-U.S. Holder on a sale of notes through a broker may be subject to information reporting and/or backup withholding if the Non-U.S. Holder is not eligible for an exemption or does not provide the certification described under “Certain United States Federal Tax Consequences to Non-U.S. Holders—Treatment of Interest” above. In particular, information reporting and backup withholding may apply if the Non-U.S. Holder uses the United States office of a broker, and information reporting (but generally not backup withholding) may apply if a Non-U.S. Holder uses the non-United States office of a broker that has certain connections to the United States.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability (or be refunded) provided the required information is timely furnished to the IRS. Prospective Non-U.S. Holders should consult their tax advisors concerning the application of information reporting and backup withholding rules.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, NON-UNITED STATES AND OTHER TAX LAWS (AND ANY PROPOSED CHANGES IN APPLICABLE LAW).

UNDERWRITING

We intend to offer the notes through the underwriters. Subject to the terms and conditions described in an underwriting agreement among us and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., and Wells Fargo Securities, LLC as representatives of the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amounts of the notes listed opposite their names below.

Underwriter	Principal Amount of Notes
Deutsche Bank Securities Inc.	$135,000,000
HSBC Securities (USA) Inc.	$135,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$135,000,000
Wells Fargo Securities, LLC	$135,000,000
Barclays Capital Inc.	$30,000,000
J.P. Morgan Securities LLC	$30,000,000
RBS Securities Inc.	$30,000,000
U.S. Bancorp Investments, Inc.	$30,000,000
KeyBanc Capital Markets Inc.	$15,000,000
BNY Mellon Capital Markets, LLC	$15,000,000
Scotia Capital (USA) Inc.	$15,000,000
TD Securities (USA) LLC	$15,000,000
Fifth Third Securities, Inc.	$7,500,000
PNC Capital Markets LLC	$7,500,000
Santander Investment Securities Inc.	$7,500,000
SunTrust Robinson Humphrey, Inc.	$7,500,000

Total	$750,000,000

The underwriters have agreed to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.375% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, to other dealers a discount not in excess of 0.250% of the principal amount of the notes. After the initial public offering, the public offering price and other selling terms may be changed.

The fees and expenses of the offering, not including the underwriting discount, are estimated at $1,497,850 and are payable by us.

New Issue of Notes

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by certain of the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market price and liquidity of the notes may be adversely affected.

Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering (i.e., if they sell more notes than are on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any notes which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

to legal entities which are qualified investors as defined under the Prospectus Directive;

by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative of the underwriters for any such offer; or

in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any notes under, the offers contemplated here in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

it is a qualified investor as defined under the Prospectus Directive; and

in the case of any notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the representative of the underwriters has been given to the offer or resale or (ii) where notes have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such notes to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this representation and the provision above, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement and the accompanying prospectus have only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Other Relationships

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and commercial and investment banking services for us, for which they received or will receive customary fees and expenses. In particular, affiliates of Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., and Wells Fargo Securities, LLC are lenders under our credit facilities.

In addition, in the ordinary course of their various business activities, certain of the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities or instruments) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve debt or equity securities and/or instruments of the Company, potentially including the notes. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates are likely to hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, potentially including the notes. Any such credit default swaps or short positions could adversely affect future trading prices of the notes.

LEGAL MATTERS

Certain legal matters relating to the notes will be passed upon for us by Ropes & Gray LLP and for the underwriters by Latham & Watkins LLP.

Prospectus

Debt Securities

The TJX Companies, Inc. may offer debt securities from time to time, in one or more offerings. This prospectus describes some of the general terms of these securities. The specific terms of the debt securities to be offered and other information as to the terms and matters related to a specific offering will be described in one or more prospectus supplements to this prospectus. The prospectus supplements may also add to, update or change the information contained in this prospectus. This prospectus may not be used to offer or sell any debt securities unless accompanied by a prospectus supplement. You should read carefully both this prospectus and any prospectus supplement before making your investment decision.

We may offer and sell the debt securities on an immediate, continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods at prices and on terms determined at the time of offering. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement.

Investing in these securities involves risks that will be described in “Risk Factors” in the applicable prospectus supplement.

The address of our principal executive offices is 770 Cochituate Road, Framingham, MA 01701, and our telephone number is (508) 390-1000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 29, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may, at any time and from time to time, in one or more offerings, sell the debt securities described in this prospectus. Each time we offer debt securities using this prospectus, we will provide the specific terms and offering prices and will describe the specific manner in which we will offer these securities in a supplement to this prospectus. Therefore, if there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement.

The applicable prospectus supplement also may contain important information about U.S. federal income tax consequences and, in certain circumstances, consequences under other countries’ tax laws to which you may become subject if you acquire the debt securities being offered by that prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described under the heading “Where You Can Find More Information.”

We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the document. We have not authorized anyone to provide you with different information.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “TJX,” “we,” “us” and “our” refer to The TJX Companies, Inc. and its subsidiaries.

T.J. Maxx, Marshalls, HomeGoods, Winners, HomeSense, T.K. Maxx and Sierra Trading Post are our registered trademarks.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) 732-0330. Our filings are also available to the public from the website maintained by the SEC at http://www.sec.gov.

The SEC’s rules allow us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file subsequently with the SEC will automatically update and supersede the information included and incorporated by reference in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules) after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus:

•	our Proxy Statement on Schedule 14A filed on April 25, 2013;

•	our Annual Report on Form 10-K for the year ended February 2, 2013;

•	our Current Report on Form 8-K filed on February 5, 2013; and

•	our Current Report on Form 8-K filed on March 19, 2013.

You may obtain documents incorporated by reference into this prospectus at no cost by requesting them in writing or telephoning us at the following address:

The TJX Companies, Inc.

Attn: Global Communications

770 Cochituate Road

Framingham, MA 01701

(508) 390-2323

Copies of these filings are also available, without charge, on our website at http://www.tjx.com. The contents of our website have not been incorporated into and do not form a part of this prospectus.

This prospectus constitutes a part of a registration statement on Form S-3, referred to herein, including all amendments and exhibits, as the Registration Statement, that we have filed with the SEC under the Securities Act of 1933, as amended, or the Securities Act. This prospectus does not contain all of the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We refer you to the Registration Statement and related exhibits for further information regarding us and our debt securities. The Registration Statement may be inspected at the SEC at the address set forth above or from the SEC’s website at http://www.sec.gov. Statements contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

THE TJX COMPANIES, INC.

We are the leading off-price apparel and home fashions retailer in the United States and worldwide. Our over 3,000 stores offer a rapidly changing assortment of quality, fashionable, brand-name and designer merchandise at prices generally 20% to 60% below department and specialty store regular prices, every day.

Our stores are known for our value proposition of brand, fashion, quality and price and offer a treasure hunt shopping experience through the rapid turn of inventories relative to traditional retailers. Our goal is to create a sense of excitement and urgency for our customers and encourage frequent customer visits. We reach a broad range of customers across many income levels and other demographic groups with our value proposition. Our strategies and operating platforms are synergistic across all of our retail chains. As a result, we are able to leverage our expertise throughout our business, sharing information, best practices, initiatives and new ideas, and developing talent across our Company. We also leverage the substantial buying power of our businesses in our global relationships with vendors.

We operate our business in four major divisions: Marmaxx and HomeGoods, both in the U.S., TJX Canada and TJX Europe.

Corporate Information

We are incorporated in the State of Delaware, and our principal executive offices are located at 770 Cochituate Road, Framingham, Massachusetts 01701 and our telephone number is (508) 390-1000.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of our debt securities offered by this prospectus for general corporate and working capital purposes. General corporate and working capital purposes may include repayment of debt, repurchase of shares of our common stock, capital expenditures, payment of dividends, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term or revolving debt until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratio of earnings to fixed charges for each of the periods indicated are as follows:

	Fiscal Years Ended
	February 2, 2013	January 28, 2012	January 29, 2011	January 30, 2010	January 31, 2009
Ratio of Earnings to Fixed Charges	9.15	7.82	7.41	7.12	5.54

For purposes of the ratio of earnings to fixed charges, “earnings” consist of earnings before income taxes, interest and the portions of rentals representative of the interest factor. “Fixed charges” consist of interest expense (which includes amortization of debt expenses), capitalized interest and the portions of rentals representative of the interest factor.

DESCRIPTION OF THE DEBT SECURITIES

The following description of the debt securities sets forth the material terms and provisions of the debt securities. The debt securities will be issued under an indenture, dated as of April 2, 2009, between us and U.S. Bank National Association, a copy of which is an exhibit to the registration statement that contains this prospectus. The specific terms applicable to a particular issuance of debt securities and any variations from the terms set forth below will be set forth in the applicable prospectus supplement.

The following is a summary of the material terms and provisions of the indenture and the debt securities. You should refer to the indenture, any supplemental indenture and the applicable prospectus supplement for complete information regarding the terms and provisions of the indenture, the supplemental indenture and the debt securities.

General

The debt securities will be our senior unsecured obligations and will rank equal in right of payment to with all of our existing and future indebtedness and other liabilities that are not, by their terms, expressly subordinated in right of payment to the debt securities.

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. Under the indenture, the specific terms of a particular series of debt securities will include the following:

•	the title of the debt securities;

•	any limit on the amount(s) that may be issued;

•	the person to whom any interest on the debt securities shall be payable if other than the registered holder;

•	the maturity date(s) or the method by which this date or these dates will be determined;

•	the interest rate, if any, or the method of computing the interest rate;

•	the date or dates from which interest will accrue, or how this date or these dates will be determined, and the interest payment date or dates, if any, and any related record dates;

•	the place(s) where payments, if any, will be made on the debt securities and the place(s) where debt securities may be presented for transfer or exchange;

•	the period or periods within which, the price or prices at which and the terms and conditions on which we may redeem the debt securities;

•	the period or periods within which, the price or prices at which and the terms and conditions on which we may be required to redeem the debt securities;

•	any mandatory or optional sinking fund or similar provisions;

•	if other than denominations of $1,000 and integral multiples thereof, the denominations in which any debt securities shall be issuable;

•

if other than the full principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity of the debt securities;

•

if other than United States dollars, the foreign currency or units of two or more foreign currencies in which payment of the principal of (and premium, if any) or interest on the debt securities may be made;

•

if the principal of (and premium, if any) or interest on the debt securities is payable, at our election or election of the holders, in a foreign currency or units of two or more foreign currencies other than that in which the debt securities are stated to be payable, the period or periods within which, and the terms and conditions, upon which, such election may be made;

•	any index used to determine the amount of payment of the principal of (and premium, if any) or interest on the debt securities;

•	whether the debt securities will be subject to defeasance in advance of the date for redemption or the stated maturity date;

•	whether the debt securities will be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

•	any additional or different events of default and any change in the right of the trustee or the holders to declare principal due and payable;

•	any additional or different covenants;

•	the form of debt securities; and

•	any other terms of the debt securities.

We will have the ability under the indenture to “reopen” a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of that series.

Debt securities may be issued under the indenture as original issue discount securities. An original issue discount security is a security, including any zero-coupon security, which:

•	is issued at a price lower than the amount payable upon its stated maturity; and

•	provides that upon redemption or acceleration of the maturity, an amount less than the amount payable upon the stated maturity, shall become due and payable.

If a series of debt securities is issued as original issue discount securities, the special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities will be discussed in the applicable prospectus supplement.

Form, Exchange and Transfer

The debt securities will be issuable as registered securities. The ownership or transfer of debt securities will be listed in the security register described in the indenture.

The indenture provides that debt securities may be issuable in global form which will be deposited with, or on behalf of, a depositary, identified in an applicable prospectus supplement. If debt securities are issued in global form, one certificate will represent a large number of outstanding debt securities, which may be held by separate persons, rather than each debt security being represented by a separate certificate.

If the purchase price, or the principal of, or any premium or interest on any debt securities is payable in, or if any debt securities are denominated in, one or more foreign currencies, the restrictions, elections, U.S. federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

Unless otherwise specified in the applicable prospectus supplement, debt securities denominated in U.S. dollars will be issued only in denominations of $1,000 and integral multiples thereof.

Debt securities may be presented for registration of transfer with the applicable form of transfer duly executed, at the office of the Security Registrar, as defined in the indenture, without service charge and upon payments of any taxes and other governmental charges as described in the indenture. This registration of transfer or exchange will be effected upon the Security Registrar being satisfied with the documents of title and identity of the person making the request.

A debt security in global form may not be transferred except as a whole by or between the depositary for the debt security and any of its nominees or successors. If any debt security of a series is issuable in global form, the applicable prospectus supplement will describe:

•

any circumstances under which beneficial owners of interests in that global debt security may exchange their interests for definitive debt securities of that series of like tenor and principal amount in any authorized form and denomination,

•	the manner of payment of principal, premium and interest, if any, on that global debt security, and

•	the specific terms of the depositary arrangement with respect to that global debt security.

Payment and Paying Agents

Unless otherwise specified in an applicable prospectus supplement, we will pay principal, any premium and interest on debt securities at the office of the paying agents we have designated, except that we may pay interest by check mailed to, or wire transfer to the account of, the holder. Unless otherwise specified in any applicable prospectus supplement, payment of any installment of interest on debt securities will be made to the person in whose name the debt security is registered at the close of business on the record date for this interest payment.

The paying agents outside the United States initially appointed by us for a series of debt securities will be named in the applicable prospectus supplement. In addition, we will be required to maintain at least one paying agent in each place of payment for the series.

Consolidation, Merger or Conveyance

We have the ability to merge or consolidate with, or convey, transfer or lease all or substantially all of our property, to another corporation, provided that:

•	in the case we consolidate with or merge into another corporation or convey, transfer or lease our properties and assets substantially as an entirety to any person, the corporation formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the securities and the performance and observance of every covenant in the indenture on the part of us to be performed or observed;

•

immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of ours or a subsidiary as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has happened and is continuing; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with all requirements of the indenture and that all conditions precedent to the transaction have been complied with.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following are events of default with respect to any series of debt securities issued:

•	default in the payment of any interest upon any security of that series when it becomes due and payable, and continuance of such default for a period of 30 days;

•	default in the payment of the principal of (or premium, if any, on) any security of that series at its maturity;

•	default in the deposit of any sinking fund payment, when and as due by the terms of a security of that series;

•

default in the performance, or breach, of any covenant or warranty in the indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the indenture specifically dealt with or which has expressly been included in the indenture solely for the benefit of a series of securities other than the series in respect of which the event of default is being determined), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding securities of that series a written notice specifying such default or breach and requiring it to be remedied;

•

a default under any bond, debenture, note or other evidence of or agreement for indebtedness by us (including a default with respect to securities of any series other than that series) or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us (including the indenture), whether such indebtedness exists now or is created in the future, which default results in such indebtedness in an aggregate principal amount of $50,000,000 or more becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled, within a period of 10 days after given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding securities of that series a written notice specifying such default and requiring us to cause such acceleration to be rescinded or annulled;

•	specified events of bankruptcy, insolvency or reorganization; or

•	any other events of default provided with respect to debt securities of that series.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare each debt security of that series due and payable immediately by a notice in writing to us, and to the applicable trustee if given by holders. If an event of default occurs because of specified events in bankruptcy, insolvency or reorganization, the principal amount of each series of debt securities will be automatically accelerated, without any action by the trustee or any holder thereof.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indenture or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request;

•	these holders have offered indemnity reasonably satisfactory to the trustee to institute proceedings as trustee;

•	the trustee does not institute a proceeding within 60 days; and

•

the trustee has not received written directions inconsistent with the request from the holders of a majority of the principal amount of the outstanding debt securities of that series during that 60 day period.

We will annually file statements with the trustee regarding our compliance with the covenants in the indenture. The trustee will generally give the holders of debt securities notice within 90 days of the occurrence of an event of default known to the trustee.

Waiver, Modifications and Amendment

The holders of a majority of the principal amount of the outstanding debt securities of any particular series may, on behalf of the holders of all debt securities of the series, waive past defaults with respect to that particular series, except for:

•	the payment of the principal of (or premium, if any) or interest on any security of such series; or

•	defaults relating to any covenants of the indenture which cannot be changed without the consent of each holder of a debt security affected by the change.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected may, on behalf of the holders of all debt securities of the series, waive our compliance with some of the restrictive provisions of the indenture.

We and the trustee may amend the indenture with the consent of the holders of a majority of the principal amount of the outstanding debt securities of each series that is affected. However, without the consent of each affected holder, such changes shall not include the following with respect to debt securities held by a non-consenting holder:

•

change the stated maturity of, the principal of, or any installment of principal of or interest on, any security, or reduce the principal amount, the rate of interest or any premium payable upon the redemption, or reduce the amount of the principal of an original issue discount security due and payable upon a declaration of acceleration of maturity, or change any place of payment where, or the coin or currency in which, any security or any premium or the interest is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults) provided for in the indenture; or

•

modifying any of the above requirements or the ability to waive certain covenants, except to increase any percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding security affected.

For purposes of computing the required consents referred to above, the aggregate principal amount of any outstanding debt securities not payable in U.S. dollars is the amount of U.S. dollars that could be obtained for this principal amount based on the market rate of exchange for the applicable foreign currency or currency unit as determined by the trustee.

Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, subject to certain conditions, we may elect either:

•	defeasance, whereby we are discharged from any and all obligations with respect to the debt securities, except as may be otherwise provided in the indenture; or

•	covenant defeasance, whereby we are released from our obligations with respect to certain covenants.

We may do so by depositing with the trustee money, and/or certain government securities which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal and any premium and interest on the debt securities, and any mandatory sinking fund or analogous payments on their scheduled due dates. This type of a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel meeting the requirements set forth in the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Trustee

U.S. Bank National Association is the trustee under the indenture. We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with U.S. Bank National Association or its affiliates in the ordinary course of business.

PLAN OF DISTRIBUTION

General

The debt securities may be sold:

•	to or through one or more underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate;

•	through one or more dealers or agents; or

•	to investors directly in negotiated sales or in competitively bid transactions.

The prospectus supplement for each series of debt securities we sell will describe, to the extent required, information with respect to that offering, including:

•	the name or names of any underwriters or agents and the respective amounts underwritten;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	any material relationships with the underwriters.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the debt securities that we will offer. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase these debt securities will be subject to conditions and the underwriters will be obligated to purchase all of these debt securities if any are purchased.

The debt securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these debt securities for whom they may act as agent. Underwriters may sell these debt securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters, dealers and agents that participate in the distribution of the offered debt securities may be underwriters as defined in the Securities Act and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act.

Agents

We may also sell any of the debt securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these debt securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the applicable prospectus supplement.

Direct sales

We may sell any of the debt securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of the applicable securities.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

Certain relationships

Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

No assurance of liquidity

The debt securities registered hereby may be a new issue of debt securities with no established trading market. Any underwriters that purchase debt securities from us may make a market in these debt securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the debt securities. We cannot assure you that there will be liquidity in the trading market for any debt securities of any series.

VALIDITY OF DEBT SECURITIES

The validity of the debt securities offered by this prospectus and any prospectus supplement will be passed upon for us by Ropes & Gray LLP.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended February 2, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$750,000,000

2.750% Notes due 2021

Prospectus Supplement

Joint Book-Running Managers

BofA Merrill Lynch

Deutsche Bank Securities

HSBC

Wells Fargo Securities

Co-Managers

Barclays

J.P. Morgan

RBS

US Bancorp

KeyBanc Capital Markets

BNY Mellon Capital Markets, LLC

Scotiabank

TD Securities

Fifth Third Securities

PNC Capital Markets LLC

Santander

SunTrust Robinson Humphery

June 2, 2014